EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2017 First Quarter Financial Results
Operating Revenues up 23%, to $185.5 million
Net Income of $6.3 million
EPS of $0.34

New York, NY – February 8, 2017 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets around the world, today announced its financial results for the fiscal year 2017 first quarter ended December 31, 2016.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “We achieved record operating revenues of $185.5 million, up 23% due largely to the addition of the Sterne Agee securities clearing and independent wealth management businesses as well as the ICAP energy voice execution business. Diluted EPS was $0.34, down 26% from a year ago although four out of five of our segments achieved growth in operating revenues and segment income. Securities segment income was down 41% largely because of prior period gains in Argentina related to the significant devaluation in the peso. Global Payments realized an increase in segment income of 32%, largely due to a 53% increase in transactional volume. Physical Commodities segment income was up 200% as both precious metals and agricultural activities performed better, while the financial results in Commercial Hedging marginally improved over the prior year. Segment income for Clearing and Execution Services was up 63% due to improved results in exchange listed futures and options as well as the inclusion of the recently acquired Sterne Agee and ICAP businesses.”
“While the acquired businesses were additive to our segment income, when related overhead costs associated with these businesses are considered, we recognized a modest net loss for the current quarter for the businesses acquired. We believe that market conditions continue to be generally favorable for our business with increased volatility in financial markets, prospects of rising interest rates and a possible easing of the regulatory burden”.

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended December 31,
(Unaudited) (in millions, except share and per share amounts)	2016	2015	% Change
Revenues:
Sales of physical commodities	$5,896.0	$3,252.6	81%
Trading gains, net	83.0	79.7	4%
Commission and clearing fees	69.2	49.1	41%
Consulting and management fees	15.7	9.7	62%
Interest income	10.4	8.7	20%
Other income	0.1	0.1	—%
Total revenues	6,074.4	3,399.9	79%
Cost of sales of physical commodities	5,888.9	3,248.6	81%
Operating revenues	185.5	151.3	23%
Transaction-based clearing expenses	33.6	29.8	13%
Introducing broker commissions	28.7	12.8	124%
Interest expense	8.9	6.0	48%
Net operating revenues	114.3	102.7	11%
Compensation and other expenses:
Compensation and benefits	70.6	63.1	12%
Communication and data services	10.1	7.9	28%
Occupancy and equipment rental	3.4	3.3	3%
Professional fees	4.8	2.9	66%
Travel and business development	3.6	3.2	13%
Depreciation and amortization	2.4	1.9	26%
Bad debts	2.5	2.0	25%
Other	8.5	6.3	35%
Total compensation and other expenses	105.9	90.6	17%
Income before tax	8.4	12.1	(31)%
Income tax expense	2.1	3.3	(36)%
Net income	$6.3	$8.8	(28)%
Earnings per share:
Basic	$0.34	$0.47	(28)%
Diluted	$0.34	$0.46	(26)%
Weighted-average number of common shares outstanding:
Basic	18,248,244	18,648,150	(2)%
Diluted	18,484,995	18,991,903	(3)%

Interest Income/Expense:
Overall interest income increased $1.7 million to $10.4 million in the first quarter, primarily due to $1.3 million in incremental interest revenue from our acquired correspondent securities clearing and independent wealth management businesses of Sterne Agee in the fourth quarter of fiscal 2016, as well as our domestic fixed income institutional business increasing interest income $1.0 million over the prior year.
Historically, our interest income has primarily been driven by the average customer equity in our Commercial Hedging and Clearing and Execution Services (“CES”) segments, as well as short term interest rates. Interest income in our Commercial Hedging and CES (excluding the Sterne Agee businesses) segments increased $1.3 million in the first quarter, due to the interest income impact of average customer equity increasing 14% versus the prior year period and improvement in short term rates.
Corporately in the first quarter, we recorded pre-tax unrealized losses of $4.6 million and $1.0 million on our U.S. Treasury notes and interest rate swaps, respectively, held as part of the continued implementation of our interest rate management strategy, which includes the purchase of medium term U.S. Treasury notes and from time-to-time, the utilization of interest rate swaps. Under this strategy, we do not actively trade in such instruments and generally intend to hold these investments to their maturity date, however as a broker-dealer, unrealized fluctuations in the marked-to-market (“MTM”) valuations of these investments are included in operating revenues in the current period. During the first quarter, we exited our interest rate swaps and purchased additional U.S. Treasury notes with similar durations. The table below reflects the after-tax impact on net income of these MTM fluctuations for the last 5 fiscal quarters.

	Three Months Ended
(in millions)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
MTM (loss) gain on interest rate swaps	$(1.0)	$(1.5)	$0.6	$2.3	$(2.7)
MTM (loss) gain on U.S. Treasury notes	(4.6)	(2.1)	2.1	4.6	(4.0)
Gross MTM (loss) gain	(5.6)	(3.6)	2.7	6.9	(6.7)
Tax effect (estimated at 39%)	2.2	1.4	(1.0)	(2.7)	2.6
After tax MTM (loss) gain on above	$(3.4)	$(2.2)	$1.7	$4.2	$(4.1)
Interest expense increased 48% to $8.9 million in the first quarter compared to $6.0 million in the prior year. The increase in interest expense is primarily related to $1.0 million of higher expense from the fixed income institutional business as well as additional interest due to increased credit line capacity and higher average borrowings.
Non-interest Expenses and Key Operating Metrics:
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended December 31,
(in millions)	2016	2015	% Change
Variable compensation and benefits	$34.5	$33.2	4%
Transaction-based clearing expenses	33.6	29.8	13%
Introducing broker commissions	28.7	12.8	124%
Total variable expenses	96.8	75.8	28%
Fixed compensation and benefits	36.1	29.9	21%
Other fixed expenses	32.8	25.5	29%
Bad debts	2.5	2.0	25%
Total non-variable expenses	71.4	57.4	24%
Total non-interest expenses	$168.2	$133.2	26%

The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended December 31,
	2016	2015	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	24,112.7	24,225.1	—%
OTC (contracts, 000’s)	301.8	314.7	(4)%
Global Payments (# of payments, 000’s)	146.6	95.6	53%
Gold equivalent ounces traded (000’s)	24,329.2	23,519.8	3%
Equity Market-Making (gross dollar volume, millions)	$22,355.3	$23,084.1	(3)%
Debt Trading (gross dollar volume, millions)	$33,045.6	$22,106.6	49%
FX Prime Brokerage volume (U.S. notional, millions)	$169,872.6	$124,551.6	36%
Average assets under management in Argentina (U.S. dollar, millions)	$509.8	$648.5	(21)%
Average customer equity - futures and options (millions)	$2,078.1	$1,824.9	14%
Balance Sheet Summary:
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(in millions, except for per share amounts)	December 31, 2016	September 30, 2016
Summary asset information:
Cash and cash equivalents	$278.8	$316.2
Cash, securities and other assets segregated under federal and other regulations	$983.1	$1,136.3
Securities purchased under agreements to resell	$770.5	$609.6
Deposits with and receivables from:
Exchange-clearing organizations	$1,665.2	$1,524.4
Broker-dealers, clearing organizations and counterparties	$209.2	$237.0
Receivables and notes receivable from customers, net	$239.0	$213.4
Financial instruments owned, at fair value	$1,730.0	$1,606.1
Physical commodities inventory	$212.1	$123.8
Goodwill and intangible assets, net	$61.9	$56.6
Other	$140.9	$126.9

Summary liability and stockholders’ equity information:
Payables to customers	$2,793.0	$2,854.2
Payables to broker-dealers, clearing organizations and counterparties	$110.5	$260.1
Payables to lenders under loans and senior unsecured notes	$312.6	$227.3
Accounts payable and other accrued liabilities	$153.4	$161.3
Securities sold under agreements to repurchase	$1,566.2	$1,167.1
Financial instruments sold, not yet purchased, at fair value	$901.5	$839.4
Other	$10.9	$7.1
Stockholders’ equity	$442.6	$433.8

Net asset value per share	$23.77	$23.53

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2016	2015	% Change
Segment operating revenues (loss) represented by:
Commercial Hedging	$57.5	$55.4	4%
Global Payments	23.1	18.3	26%
Securities	37.4	48.8	(23)%
Physical Commodities	9.8	5.9	66%
Clearing and Execution Services	63.6	29.8	113%
Corporate unallocated	(5.9)	(6.9)	(14)%
Operating revenues	$185.5	$151.3	23%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2016	2015	% Change
Segment income represented by:
Commercial Hedging	$15.4	$15.0	3%
Global Payments	13.2	10.0	32%
Securities	12.9	21.9	(41)%
Physical Commodities	3.0	1.0	200%
Clearing and Execution Services	5.7	3.5	63%
Total segment income	$50.2	$51.4	(2)%
Reconciliation of segment income to income before tax:
Segment income	$50.2	$51.4	(2)%
Costs not allocated to operating segments	41.8	39.3	6%
Income before tax	$8.4	$12.1	(31)%
Commercial Hedging
In our Commercial Hedging segment, we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic over-the-counter (“OTC”) instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 4% to $57.5 million in the first quarter compared to $55.4 million in the prior year. Exchange-traded revenues increased 14%, to $36.0 million in the first quarter, resulting primarily from higher LME metals revenues as a result of increased market volatility and to a lesser extent growth in agricultural commodity revenues. Overall exchange-traded contract volume increased 5% and the average rate per contract increased 9% to $6.10.
OTC revenues declined 17%, to $15.5 million in the first quarter, primarily due to lower customer volumes in the energy and renewable fuels markets while agricultural revenues were relatively flat with the prior year. Overall OTC volumes declined 4%, while the average rate per contract decreased 17% compared to the prior year.
Consulting and management fees increased $0.4 million versus the prior year, while interest income, increased 28%, to $2.3 million compared to the prior year. The increase in interest income was primarily driven by an increase in short-term rates, as well as an 8% increase in average customer equity.
Segment income increased to $15.4 million in the first quarter compared to $15.0 million in the prior year, primarily as a result of the increase in operating revenues which was partially offset by a $0.9 million increase in bad debt expense. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 42% compared to 43% in the prior year, primarily as the result of a decline in variable compensation due to product mix.

Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations and government organizations. We offer payments services in more than 175 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide competitive and transparent pricing.
Operating revenues increased 26% to $23.1 million in the first quarter compared to $18.3 million in the prior year. The volume of payments made increased 53% as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system, however this was partially offset by an 18% decrease in the average revenue per trade.
Segment income increased 32% to $13.2 million in the first quarter compared to $10.0 million in the prior year. This increase primarily resulted from the increase in operating revenues which was partially offset by a modest increase in non-variable direct expenses. Variable expenses, excluding interest, expressed as a percentage of operating revenues were unchanged at 29% compared to the prior year.
Securities
In our Securities segment, we provide value-added solutions that facilitate cross border trading in the equity markets as well as act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency, Mortgage-Backed and Asset-Backed Securities to a customer base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues decreased 23% to $37.4 million in the first quarter compared to $48.8 million in the prior year.
Operating revenues in our Securities segment are comprised of activities in four product lines, Equity Market-Making, Debt Trading, Investment Banking and Asset Management. Operating revenues in Equity Market-Making increased 4% in the first quarter compared to the prior year as a 3% decrease in the gross dollar volume traded was more than offset by an 8% increase in the average revenue per $1,000 traded. Equity Market-Making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Trading decreased 31% in the first quarter compared to the prior year, primarily as a result of a decline in operating revenue in our Argentina operations compared to the prior year. Our Argentine operations had a strong performance in the prior year period as a result of the effect of the devaluation of the Argentine Peso. Operating revenues in Investment Banking decreased 42% compared to the prior year, primarily as a result of management’s decision to exit our domestic investment banking business. Asset Management operating revenues decreased 51% in the first quarter as compared to the prior year. Our Asset Management business is conducted solely in Argentina and similar to our Debt Trading business, the Asset Management business in the prior year benefited from the effect of the Peso devaluation. Assets under management declined 21% to $509.8 million in the first quarter compared to $648.5 million in the prior year.
Segment income decreased 41% to $12.9 million in the first quarter compared to $21.9 million in the prior year, as a result of the decline in operating revenues. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 36% in the first quarter compared to 33% in the prior year, primarily as a result of an increase in transaction-based clearing expenses.
Physical Commodities
In our Physical Commodities segment, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
Operating revenues for Physical Commodities increased 66% to $9.8 million in the first quarter compared to $5.9 million in the prior year.
Precious Metals operating revenues increased 20% to $5.4 million in the first quarter compared to $4.5 million in the prior year. Operating revenues increased from the prior year period as a result of a 3% increase in the number of ounces traded as well as a 16% increase in the average revenue per ounce traded.
Operating revenues in Physical Ag & Energy increased 214% to $4.4 million in the first quarter compared to the prior year. The increase in operating revenues is primarily due to an internal restructuring of the business and a resulting increase in both existing and new customer volumes.

Segment income increased 200% to $3.0 million in the first quarter compared to $1.0 million in the prior year, primarily as a result of the increase in operating revenues.
Clearing and Execution Services
Our CES segment provides competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Following our acquisition of the Sterne Agee correspondent securities clearing business, we are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive customer experience through the clearing and settlement process. Also as part of this transaction, we acquired Sterne Agee’s independent wealth management business which offers a comprehensive product suite to retail customers nationwide.
Operating revenues increased 113% to $63.6 million in the first quarter compared to $29.8 million in the prior year.
Operating revenues in our Exchange-traded Futures and Options business increased to $27.9 million in the first quarter compared to $24.0 million in the prior year despite a 2% decrease in exchange-traded volumes as the average rate per contract increased 18% compared to the prior year period. Interest income in the Exchange-traded Futures and Options business increased $0.7 million to $1.6 million in the first quarter primarily as a result of an increase in short-term rates and a 20% increase in average customer equity to $1,129.1 million.
Operating revenues in our FX Prime Brokerage declined 5% to $5.5 million in the first quarter compared to $5.8 million in the prior year despite a 36% increase in foreign exchange volumes driven by a narrowing of margins compared to the prior period.
During the fourth fiscal quarter of 2016, we acquired the correspondent securities clearing and independent wealth management businesses of Sterne Agee. During the first quarter, the Correspondent Clearing and Independent Wealth Management businesses generated operating revenues of $6.4 million and $17.3 million, respectively. Included in these operating revenues, interest income was $1.2 million and $0.1 million in the Correspondent Clearing and Independent Wealth Management businesses, respectively.
On October 1, 2016, we acquired ICAP plc’s London-based EMEA oil voice brokerage business. In the first quarter, the Derivative Voice Brokerage business contributed $6.5 million in operating revenues.
Segment income increased to $5.7 million in the first quarter compared to $3.5 million in the prior year, primarily as a result of the increase in operating revenues in the Exchange-traded Futures and Options business as well as the acquisition of the Correspondent Clearing, Independent Wealth Management and Derivative Voice Brokerage businesses. Segment income in the first quarter includes a $0.9 million quarterly charge to compensation and benefits per the terms of the acquisition of the oil voice brokerage business which will continue to be expensed through the end of fiscal 2018 based upon the employees continued employment. Variable expenses, excluding interest, as a percentage of operating revenues were 71% in the first quarter compared to 73% in the prior year. The increase in introducing broker commissions expense was primarily driven by the acquisition of the Independent Wealth Management business which added $14.0 million of expense in the first quarter.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, February 9, 2017 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through February 16, 2017. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 6422 1652.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 customers in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our customers include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the Nasdaq under the ticker symbol “INTL”.

Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com